EXHIBIT 10.8

THE SALE OF THIS NOTE HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, THIS NOTE (AND ANY BENEFICIAL INTEREST HEREIN) MAY NOT BE OFFERED, RESOLD OR OTHERWISE TRANSFERRED, EXCEPT:

(A)	TO THE COMPANY OR ANY SUBSIDIARY THEREOF;

(B)	PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT; OR

(C)	UNDER ANY AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (INCLUDING, IF AVAILABLE, THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT).

PRIOR TO ANY TRANSFER PURSUANT TO THE FOREGOING CLAUSE (C), THE COMPANY RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THE COMPANY MAY REASONABLY REQUIRE AND MAY RELY UPON TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

XTANT MEDICAL HOLDINGS, INC.

CONVERTIBLE PROMISSORY NOTE

$564,300.00	Date of Issuance: January 17, 2017

FOR VALUE RECEIVED, Xtant Medical Holdings, Inc., a Delaware corporation (the “Company”), promises to pay to OrbiMed Royalty Opportunities II, LP, and its assigns, (the “Holder”) the principal sum of $564,300.00 (the “Principal Amount”), in the manner provided herein. Commencing on the date hereof, and continuing until such time as the Principal Amount is repaid in full, interest shall accrue on the Principal Amount outstanding at the rate of six percent (6.00%) per annum. This Note is one of a series of notes of the Company issued on the date hereof (the “Series”). This Note is subject to the following terms and conditions.

Article 1
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01         Definitions.

“Additional Interest” has the meaning ascribed to it in the Registration Rights Agreement.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Bankruptcy Law” means Title 11, United States Code, or any similar U.S. federal, state or non-U.S. law for the relief of debtors.

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act for it.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Capital Stock” means, for any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of, or interests in (however designated), the equity of such Person, but excluding any debt securities convertible into such equity.

“Close of Business” means 5:00 p.m., New York City time.

“Common Stock” means the shares of the common stock of the Company, $0.000001 par value per share.

“Company” means the party named as such in the first paragraph of this Note until a successor or assignee replaces it pursuant to the applicable provisions hereof and, thereafter, means the successor or assignee.

“Conversion Price” means, at any time, (i) $1,000 divided by (ii) the Conversion Rate in effect at such time.

“Conversion Rate” means, initially, 1,317.70 shares of Common Stock per $1,000 principal amount of this Note, subject to adjustment as provided herein, or in the case of a principal amount or portion of a principal amount that is not a multiple of $1,000, an equivalent pro rata number of shares.

“Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

“Default” means any event which is (or after notice, passage of time or both would be) an Event of Default.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fundamental Change” means an event that will be deemed to occur if any of the following occurs:

(a)          a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company or the Subsidiaries, has become the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s common equity representing more than 50% of the voting power of the Company’s common equity;

(b)          the consummation of:

(i)          any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and the Subsidiaries to any person; or

(ii)         any transaction or series of related transactions in connection with which (whether by means of exchange, liquidation, consolidation, merger, combination, reclassification, recapitalization, acquisition or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, other property, assets or cash, but excluding any merger, consolidation, share exchange or acquisition of the Company with or by another Person pursuant to which the Persons that “beneficially owned” (as defined below), directly or indirectly, the shares of the Company’s Voting Stock immediately prior to such transaction beneficially own, directly or indirectly, immediately after such transaction, shares of the surviving, continuing or acquiring corporation’s Voting Stock representing more than 50% of the total outstanding voting power of all outstanding classes of Voting Stock of the surviving, continuing or acquiring corporation in substantially the same proportions vis-à-vis each other as immediately prior to such transaction; or

(c)          the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company.

A transaction or event described in clause (a) or (b) above will not constitute a Fundamental Change, however, if at least 90% of the consideration received or to be received by the holders of the Common Stock, excluding cash payments for fractional shares or dissenters rights, in connection with the transaction or transactions, consists of shares of common stock traded on any of the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the NYSE MKT LLC or the New York Stock Exchange (or any of their respective successors) or which will be so traded or quoted when issued or exchanged in connection with such transaction or event and as a result of such transaction or event, this Note become convertible or exchangeable solely into such consideration (excluding cash payable in lieu of any fractional share) in accordance with Section 8.08.

For the purposes of this definition of “Fundamental Change,” whether a person is a “beneficial owner” or whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Holder” means the party named as such in the first paragraph of this Note.

“Issue Date” means January 17, 2017.

“Last Reported Sale Price” of the Common Stock on any date means the closing sale or trading price (or, if no closing sale or trading price is reported, the average of the last bid and last ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) per share on such date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on such date, the “Last Reported Sale Price” of the Common Stock will be the last quoted bid price per share for the Common Stock in the over-the-counter market on such date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted, the “Last Reported Sale Price” will be the average of the mid-point of the last bid and last ask prices per share for the Common Stock on the relevant date from each of at least three (3) nationally recognized independent investment banking firms selected by the Company for this purpose. The “Last Reported Sale Price” will be determined without regard to after-hours trading or any other trading outside of regular trading session hours.

“Market Disruption Event” means the occurrence or existence during the one-half hour period ending on the scheduled close of trading on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.

“Officer” means the Chairman of the Board, the Vice Chairman, the Chief Executive Officer, the President, the Chief Financial Officer, any Executive Vice President, any Senior Vice President, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a written certificate containing the information specified in Sections 4.05, 5.01(c), signed in the name of the Company by any two Officers, and delivered to the Holder; provided, that, if such certificate is given pursuant to Section 4.05, one of the Officers signing such certificate must be the Chief Financial Officer of the Company.

“Open of Business” means 9:00 a.m., New York City time.

“Opinion of Counsel” means a written opinion containing the information specified in Section 5.01(c), from legal counsel satisfactory to holders of a majority of the Series. The counsel may be an employee of, or counsel to, the Company who is satisfactory to holders of a majority of the Series.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, among the Company and the holders of the notes of the Series.

“Rule 144” means Rule 144 under the Securities Act (or any successor provision), as it may be amended from time to time.

“Rule 144A” means Rule 144A under the Securities Act (or any successor provision), as it may be amended from time to time.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Subsidiary” means any Subsidiary that is a “significant subsidiary” of the Company within the meaning of Rule 1-02(w) of Regulation S-X promulgated under the Exchange Act.

“Stock Price” means, for any Make-Whole Fundamental Change, (i) if the holders of the Common Stock receive only cash in consideration for their shares of Common Stock in such Make-Whole Fundamental Change and such Make-Whole Fundamental Change is of the type described in clause (b) of the definition of Fundamental Change, the amount of cash paid per share of the Common Stock in such Make-Whole Fundamental Change; and (ii) otherwise, the average of the Last Reported Sale Price per share of the Common Stock over the five consecutive Trading Days ending on, and including, the Trading Day immediately preceding the Make-Whole Fundamental Change Effective Date for such Make-Whole Fundamental Change.

“Subsidiary” means a Person more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company, or by the Company and one or more other Subsidiaries of the Company.

“Trading Day” means a day on which (i) trading in the Common Stock (or other security for which a Last Reported Sale Price must be determined) generally occurs on the NYSE MKT or, if the Common Stock (or such other security) is not then listed on the NYSE MKT, on the principal other U.S. national or regional securities exchange on which the Common Stock (or such other security) is then listed or, if the Common Stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market (including, without limitation, the OTCQX marketplace) on which the Common Stock (or such other security) is then listed or admitted for trading; and (ii) there is no Market Disruption Event; provided, however, that if the Common Stock (or such other security) is not so listed or traded, then “Trading Day” means a Business Day.

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect on the Issue Date.

“Voting Stock” of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes will have or might have voting power by reason of the happening of any contingency).

Section 1.02         Other Definitions.

Term:	Section Defined in:
“Additional Shares”	8.07(a)
“Averaging Period”	8.05(e)
“Common Stock Change Event”	8.08
“Conversion Consideration”	8.03(a)(i)
“Conversion Date”	8.02(a)
“Conversion Notice”	8.02(a)
“Defaulted Amount”	2.01(b)
“Default Interest”	2.01(b)
“Effective Date”	8.05(l)(i)(III)
“Event of Default”	6.01(a)
“Ex-Dividend Date”	8.05(l)(i)(IV)
“Expiration Date”	8.05(e)
“Expiration Time”	8.05(e)
“Fundamental Change Notice”	3.02(a)
“Fundamental Change Notice Date”	3.02(a)
“Fundamental Change Repurchase Date”	3.01(c)
“Fundamental Change Repurchase Notice”	3.03(a)(i)
“Fundamental Change Repurchase Price”	3.01(b)
“Interest Payment Date”	2.01(a)(ii)
“Make-Whole Fundamental Change”	8.07(a)
“Make-Whole Fundamental Change Effective Date”	8.07(b)
“Maturity Date”	2.01(a)(i)
“Principal Amount”	Introductory Paragraph
“Reference Property”	8.08(a)
“Reference Property Unit”	8.08(a)
“Regular Record Date”	2.01(a)(ii)
“Reorganization Event”	5.01
“Reorganization Successor Corporation”	5.01(a)(ii)
“Reporting Event of Default”	6.04(a)
“Series”	Introductory Paragraph
“Special Interest”	6.04(a)
“Spin-Off”	8.05(c)(ii)
“Valuation Period”	8.05(c)(ii)

Section 1.03         Rules of Construction. In this Note:

(a)           a term has the meaning assigned to it;

(b)          an accounting term not otherwise defined has the meaning assigned to it and will be construed in accordance with U.S. generally accepted accounting principles;

(c)           “or” is not exclusive;

(d)           “including” means including, without limitation;

(e)           words in the singular include the plural, and words in the plural include the singular, unless the context requires otherwise;

(f)           “herein,” “hereof” and other words of similar import refer to this Note as a whole and not to any particular Article, Section or other subdivision of this Note, unless the context requires otherwise;

(g)          all references to $, dollars, cash payments or money refer to United States currency; and

(h)          unless the context requires otherwise, all references to interest on this Note will (i) include any Additional Interest payable pursuant to the Registration Rights Agreement and any Special Interest payable pursuant to Section 6.04; and (ii) for the avoidance of doubt, not include any Default Interest payable on a Defaulted Amount pursuant to Article 2.

Article 2
PAYMENT TERMS, TRANSFER RESTRICTIONS AND NOTE REPLACEMENT

  Section 2.01         Payments.

(a)           General.

(i)          Payment at Maturity. Unless earlier paid or deemed paid pursuant to any of Sections 3.05 or 8.03, this Note will mature on July 15, 2021 (the “Maturity Date”) and, on the Maturity Date, the Company will pay the Holder $1,000 in cash for each $1,000 principal amount of this Note (and in the case of a principal amount or portion of a principal amount that is not a multiple of $1,000, an equivalent pro rata amount), together with accrued and unpaid interest to, but not including, the Maturity Date (with such interest to be payable to the Holder as of the Close of Business on the Regular Record Date immediately preceding the Maturity Date).

(ii)         Payment of Interest. This Note will accrue interest at a rate equal to 6.00% per annum from the most recent date to which interest has been paid or duly provided for, or, if no interest has been paid or duly provided for, the Issue Date until, subject to Section 2.01(b), the date the principal amount of this Note is paid or deemed to be paid, as the case may be, pursuant to clause (i) of this Section 2.01(a) or any of Sections 3.05 or 8.03. Additional Interest will accrue on this Note to the extent provided in the Registration Rights Agreement and Special Interest will accrue on this Note to the extent provided in Section 6.04, in each case in addition to interest accruing on this Note pursuant to the immediately preceding sentence. Except as otherwise provided herein (including Section 3.01(b) and Section 8.02(d)), interest will be payable semi-annually in arrears on January 15 and July 15 of each year (each, an “Interest Payment Date”) to the Holder as of the Close of Business on the January 1 or July 1, as the case may be, and whether or not on a Business Day, immediately preceding the applicable Interest Payment Date (each such date, a “Regular Record Date”). Interest on this Note that has been converted or repurchased after a Regular Record Date and on or before the related Interest Payment Date will be paid in the manner set forth in Section 3.01(b) and Section 8.02(d), as applicable. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

(iii)        Method of Payment. The Company will pay the principal of and the Fundamental Change Repurchase Price for this Note by check or wire transfer, in the manner set forth below, to the Holder on the relevant payment date upon surrender thereof to the Company and, if applicable, satisfaction of any other requirements therefor set forth in Article 3. The Company will pay interest due, on an Interest Payment Date, on (and, subject to the immediately preceding sentence, the principal of or the Fundamental Change Repurchase Price for) this Note to the Holder (i) by check mailed to the Holder’s registered address; or (ii) if the Holder delivers, not later than the Regular Record Date relating to such Interest Payment Date (or, with respect to the payment of the principal of or the Fundamental Change Repurchase Price for such Note, the date that is fifteen (15) days immediately preceding the Maturity Date or related Fundamental Change Repurchase Date, as applicable), a written request to the Company that the Company make such payments by wire transfer to an account of the Holder within the United States, by wire transfer of immediately available funds to such account, which request shall remain in effect until the Holder notifies the Company, in writing, to the contrary.

(b)           Defaulted Amounts. Whenever any amount payable on this Note (including, the principal of, the Fundamental Change Repurchase Price for, and interest on, this Note) has become due and payable, but the Company fails to punctually pay or to duly provide for such amount (any such amount, a “Defaulted Amount”), in each case regardless of whether such failure constitutes an Event of Default, then such Defaulted Amount will accrue interest (“Default Interest”) at a rate equal to 6.00% per annum plus 100 basis points from, and including, such payment date and to, but excluding, the date on which such Defaulted Amount is paid by the Company, which Default Interest shall be payable by the Company on demand.

(c)           Acknowledgement and Agreement by the Holder. The Holder, by accepting this Note, acknowledges and agrees to comply with the restrictions set forth in this Note’s legend.

  Section 2.02         Replacement Note. If (a)(i) this Note is mutilated and surrendered to the Company; or (ii) the Holder claims that this Note has been lost, destroyed or stolen and provides the Company with (A) evidence of such loss, theft or destruction that is reasonably satisfactory to the Company; and (B) any amount or kind of security or indemnity that the Company requests to protect itself from any loss that it may suffer upon replacement of this Note; and, in either case, (b) such Holder satisfies any other reasonable requirements of the Company, including the payment of any tax or other governmental charge that may be imposed in connection with the replacement of this Note, then, unless the Company receives notice that this Note has been acquired by a bona fide purchaser, the Company will promptly execute and deliver to the Holder a replacement Note having the same aggregate principal amount as this Note that was mutilated or claimed to be lost, destroyed or stolen.

Every new Note issued pursuant to this Section 2.02 in exchange for a mutilated Note, or in lieu of a destroyed, lost or stolen Note, will constitute an original contractual obligation of the Company and any other obligor upon this Note, regardless of whether the mutilated, destroyed, lost or stolen Note will be at any time enforceable by anyone, and will be entitled to all of the benefits, and subject to all the limitations, set forth herein.

Article 3
REPURCHASE AT THE OPTION OF THE HOLDER

  Section 3.01         Fundamental Change Permits Holder to Require the Company to Repurchase this Note.

(a)           General. If a Fundamental Change occurs at any time prior to the Maturity Date, the Holder will have the right, at its option, to require the Company to repurchase this Note, or any portion thereof, on the Fundamental Change Repurchase Date for such Fundamental Change for an amount of cash equal to the Fundamental Change Repurchase Price for such Fundamental Change Repurchase Date and this Note.

(b)           Fundamental Change Repurchase Price. The “Fundamental Change Repurchase Price” means, for this Note to be repurchased on any Fundamental Change Repurchase Date, a price equal to 100% of the principal amount of this Note, plus accrued and unpaid interest, if any, on this Note to, but excluding, such Fundamental Change Repurchase Date; provided, however, that if such Fundamental Change Repurchase Date occurs after a Regular Record Date, but on or prior to the Interest Payment Date corresponding to such Regular Record Date, the Fundamental Change Repurchase Price for this Note will be 100% of the principal amount of this Note, and accrued and unpaid interest, if any, on this Note to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that this Note remained outstanding through such Interest Payment Date) will be payable, on such Fundamental Change Repurchase Date, to the Holder as of the Close of Business on such Regular Record Date.

(c)           Fundamental Change Repurchase Date. The “Fundamental Change Repurchase Date” means, for any Fundamental Change, the date specified by the Company in the Fundamental Change Notice for such Fundamental Change, which date will be not less than twenty (20) Business Days, nor more than thirty five (35) Business Days, immediately following the Fundamental Change Notice Date for such Fundamental Change.

Section 3.02         Fundamental Change Notice.

(a)           General. On or before the Business Day immediately following the effective date of a Fundamental Change, the Company will deliver to the Holder written notice of such Fundamental Change and of the resulting repurchase right (the “Fundamental Change Notice”, and the date of such delivery, the “Fundamental Change Notice Date”).

The Fundamental Change Notice for each Fundamental Change will specify, as applicable:

(A)         briefly, the events causing such Fundamental Change;

(B)         the effective date of such Fundamental Change;

(C)         the last date on which the Holder may exercise its right to require the Company to repurchase this Note as a result of such Fundamental Change under this Article 3;

(D)         the procedures that the Holder must follow to require the Company to repurchase this Note;

(E)         the Fundamental Change Repurchase Price for each $1,000 principal amount this Note for such Fundamental Change (and in the case of a principal amount or portion of a principal amount that is not a multiple of $1,000, the equivalent pro rata amount);

(F)         the Fundamental Change Repurchase Date for such Fundamental Change;

(G)         in the event that a Fundamental Change Repurchase Notice has been duly tendered in respect of this Note and not validly withdrawn, the Fundamental Change Repurchase Price which will be paid promptly following the later of the Fundamental Change Repurchase Date and the time this Note is surrendered for repurchase;

(H)         the Conversion Rate in effect on the Fundamental Change Notice Date for such Fundamental Change and the Last Reported Sale Price of the Common Stock on the Trading Day immediately preceding the Fundamental Change Notice Date;

(I)         if applicable, any adjustments that will be made to the Conversion Rate as a result of such Fundamental Change, including any Additional Shares by which the Conversion Rate will be increased pursuant to Section 8.07 in the event that the Holder converts this Note “in connection with” such Fundamental Change;

(J)         that in the event that a Fundamental Change Repurchase Notice has been delivered by the Holder, this Note may be converted only if the Holder withdraws such Fundamental Change Repurchase Notice in accordance with the terms of this Note or to the extent any portion of this Note are not subject to such Fundamental Change Repurchase Notice;

(K)         the procedures for withdrawing a Fundamental Change Repurchase Notice;

(L)         that if this Note or portion of this Note is subject to a validly delivered Fundamental Change Repurchase Notice, unless the Company defaults in paying the Fundamental Change Repurchase Price for this Note or portion of this Note, interest, if any, on this Note or portion of this Note will cease to accrue on and after the Fundamental Change Repurchase Date; and

(b)           Failure or Defect. Notwithstanding anything provided elsewhere in this Note, neither the failure of the Company to deliver a Fundamental Change Notice nor a defect in a Fundamental Change Notice delivered by the Company will limit the repurchase rights of the Holder under this Article 3 or impair or otherwise affect the validity of any proceedings relating to the repurchase of this Note pursuant to this Article 3.

Section 3.03         Fundamental Change Repurchase Notice.

(a)           General. To exercise its repurchase rights under Section 3.01(a) with respect to this Note pursuant to a Fundamental Change, the Holder must:

(i)          deliver to the Company, by the Close of Business on the second (2nd) Business Day immediately preceding the Fundamental Change Repurchase Date, subject to extension to comply with applicable law, a duly completed Fundamental Change Repurchase notice, substantially in the form set forth in Exhibit B hereto (a “Fundamental Change Repurchase Notice”) setting forth that the Holder is tendering this Note for repurchase; and

(ii)         deliver this Note to the Company by physical delivery together with any endorsements or other documents reasonably requested by the Company.

(b)           Contents of Fundamental Change Repurchase Notice. The Fundamental Change Repurchase Notice for this Note must state:

(i)          if this Note is to be repurchased in part, the portion of the principal amount of this Note to be repurchased; and

(ii)         that this Note will be repurchased by the Company pursuant to the provisions of this Article 3.

(c)           Effect of Improper Notice. Unless and until the Company receives a validly delivered Fundamental Change Repurchase Notice with respect to this Note, together with this Note, in a form that conforms in all material aspects with the description contained in such Fundamental Change Repurchase Notice, the Holder will not be entitled to receive the Fundamental Change Repurchase Price for this Note.

Section 3.04         Withdrawal of Fundamental Change Repurchase Notice.

(a)           General. After the Holder delivers a Fundamental Change Repurchase Notice with respect to this Note, the Holder may withdraw such Fundamental Change Repurchase Notice (in whole or in part) with respect to this Note or any portion of this Note by delivering to the Company a written notice of withdrawal prior to the Close of Business on the second (2nd) Business Day immediately preceding the Fundamental Change Repurchase Date. Any such withdrawal notice must state the principal amount of this Note, if any, that remains subject to the Fundamental Change Repurchase Notice.

(b)           Return of Note. Upon receipt of a validly delivered withdrawal notice, the Company will promptly return this Note or portion of this Note to the Holder, in the amount specified in such withdrawal notice.

Section 3.05         Effect of Fundamental Change Repurchase Notice

(a)           General. If the Holder validly delivers to the Company a Fundamental Change Repurchase Notice (together with all necessary endorsements) with respect to this Note, the Holder may no longer convert this Note unless and until the Holder validly withdraws such Fundamental Change Repurchase Notice in accordance with Section 3.04.

(b)          Timing of Payment. Upon the Company’s receipt of (i) a valid Fundamental Change Repurchase Notice (together with all necessary endorsements); and (ii) this Note to which such Fundamental Change Repurchase Notice pertains, the Holder will be entitled, except to the extent the Holder has validly withdrawn such Fundamental Change Repurchase Notice in accordance with Section 3.04, to receive the Fundamental Change Repurchase Price with respect to this Note on the later of the following (subject to extension to comply with applicable law): (x) the Fundamental Change Repurchase Date; and (y) the date of delivery of this Note to the Company, duly endorsed.

(c)           Effect of Payment. Upon receipt by the Holder of the Fundamental Change Repurchase Price:

(A)         this Note will cease to be outstanding and interest (except Default Interest) will cease to accrue on this Note, except to the extent provided in the proviso to Section 3.01(b); and

(B)         all other rights of the Holder with respect to this Note (other than the right to receive payment of the Fundamental Change Repurchase Price upon delivery or transfer of this Note and any Defaulted Amounts or Default Interest with respect to this Note, and other than as provided in the proviso to Section 3.01(b)) will terminate.

Section 3.06         Note Repurchased in Part. If this Note is to be repurchased only in part, the Holder must surrender this Note to the Company, whereupon the Company will promptly deliver to the Holder a new Note of any denomination or denominations equal to the portion of the principal amount of this Note so surrendered which is not repurchased.

Section 3.07         Covenant to Comply With Securities Laws Upon Repurchase of Note. In connection with any repurchase offer pursuant to a Fundamental Change Repurchase Notice under this Article 3, the Company will comply with any applicable United States federal and state securities laws so as to permit the Holder to exercise its rights and obligations under this Article 3 in the time and in the manner specified in Sections 3.01 and 3.03.

Article 4
COVENANTS

Section 4.01         Payment of Note.The Company will pay or cause to be paid the principal of, Fundamental Change Repurchase Price for, and any accrued and unpaid interest (including, for the avoidance of doubt, any Additional Interest or Special Interest) on, this Note on the dates and in the manner required under this Note. To the extent lawful, the Company will also pay Default Interest on any Defaulted Amounts in accordance with Section 2.01.

Section 4.02         144A Information Whenever the Company is not subject to Section 13 or Section 15(d) of the Exchange Act, if this Note or shares of Common Stock, if any, issuable upon the conversion of this Note constitute “restricted securities” within the meaning of Rule 144, the Company will, upon the request of the Holder or beneficial owner of this Note, or a holder or beneficial owner of the Common Stock, if any, issuable upon the conversion of this Note, (i) promptly furnish or cause to be furnished to the applicable Holder, beneficial owner, or any prospective purchaser designated by the applicable Holder or beneficial owner, of this Note, or any holder, beneficial owner, or any prospective purchaser designated by the applicable holder or beneficial owner, of the Common Stock, as applicable, all of the information that a prospective purchaser of this Note or the Common Stock, as applicable, is required to receive under Rule 144A(d)(4) of the Securities Act for this Note or shares of Common Stock, as applicable, to be resold to such prospective purchaser pursuant to the exemption from registration provided by Rule 144A and (ii) make publicly available such information as necessary to permit sales pursuant to Rule 144, as the case may be.

Section 4.03         Reports. The Company will deliver to the Holder copies of all quarterly and annual reports that the Company is required to deliver to the SEC on Forms 10-Q and 10-K, respectively, and any other documents, information or other reports that the Company is required to file with the SEC under Sections 13 or 15(d) of the Exchange Act no later than the date that the Company is required to file such quarterly and annual reports, other documents, information or other reports with the SEC (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Any document filed by the Company with the SEC via the EDGAR system (or any successor thereto) will be deemed to be delivered to the Holder at the time such document is filed via the EDGAR system (or such successor). Notwithstanding anything to the contrary in the foregoing, nothing in this paragraph shall require the Company to deliver to any Holder any material for which the Company has sought and received, or is seeking and has not been denied, confidential treatment by the SEC.

Section 4.04         Additional Interest.

(a)           General. Additional Interest will accrue on this Note to the extent provided in the Registration Rights Agreement, and the Company’s obligation to pay any such Additional Interest will be deemed to be obligations under this Note with the same force and effect as if the relevant provisions of the Registration Rights Agreement were reproduced in this Note.

  Section 4.05         Compliance Certificate.

(a)           Annual Compliance Certificate. Within ninety (90) days after the end of each fiscal year of the Company, beginning with the fiscal year ending on December 31, 2017, the Company will deliver to the Holder an Officers’ Certificate, which Officers’ Certificate will state (i) that the Officers signing such Officers’ Certificate have supervised a review of the activities of the Company and the Subsidiaries with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Note during the preceding fiscal year; and (ii) to the best knowledge of each of the Officers signing such Officers’ Certificate, (A) whether the Company has kept, observed, performed and fulfilled each and every covenant contained in this Note and is not in default in the performance or observance of any of the terms, provisions and conditions of this Note (without regard to any period of grace or requirement of notice provided under this Note) or, if one or more Defaults or Events of Default have occurred, what events triggered such Defaults or Events of Default and what actions the Company is taking or proposes to take with respect to such Defaults or Events of Default; and (B) whether any event has occurred and remains in existence by reason of which any payment of the principal of, the Fundamental Change Repurchase Price for, or interest on, or any delivery of any of the consideration due upon conversion of, this Note is prohibited, and, if any such event has occurred and remains in existence, a description, in reasonable detail, of such event or events and what actions the Company is taking or proposes to take with respect to such event or events.

(b)           Certificate of Default or Event of Default. Within five (5) Business Days after a Default or Event of Default occurs, the Company will deliver to the Holder an Officers’ Certificate describing such Default or Event of Default, its status and a description, in reasonable detail, of what action the Company is taking or proposes to take with respect to such Default or Event of Default.

Section 4.06         Corporate Existence. Subject to Article 5, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect:

(a)           its corporate existence, and the corporate, partnership or other existence of each of the Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary; and

(b)           the rights (charter and statutory), licenses and franchises of the Company and the Subsidiaries;

provided, however, that the Company will not be required to preserve or keep in full force and effect any such right, license or franchise, or the corporate, partnership or other existence of any of the Subsidiaries, if the Board of Directors determines that the preservation thereof is no longer desirable in the conduct of the business of the Company and the Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holder.

Section 4.07         Par Value Limitation. The Company will not take any action that, after giving effect to any adjustment pursuant to Section 8.05 or 8.07, would result in the Conversion Price becoming less than the par value of one share of Common Stock. In addition, the Company will not engage in any transaction that would require an adjustment to the Conversion Rate pursuant to Section 8.06 that would cause the Conversion Price to be less than the par value of one share of Common Stock.

Section 4.08         Stay, Extension and Usury Laws. The Company covenants that, to the extent that it may lawfully do so, it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Note.

Section 4.09         Further Instruments and Acts. Upon request of the Holder, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the terms of this Note.

Article 5
CONSOLIDATION, MERGER AND SALE OF ASSETS

Section 5.01         Company May Consolidate, Merge or Sell Its Assets Only on Certain Terms. The Company will not (1) consolidate with or merge with or into; or (2) sell, lease or otherwise transfer all or substantially all of the consolidated assets of the Company and its Subsidiaries to, another Person (any such transaction, a “Reorganization Event”), unless:

(a)           either:

(i)          the Company is the surviving corporation; or

(ii)         the resulting, surviving or transferee Person (if other than the Company) of such Reorganization Event (the “Reorganization Successor Corporation”):

(I)         is a corporation organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia; and

(II)        expressly assumes all of the obligations of the Company under this Note;

(b)           immediately after giving effect to such Reorganization Event, no Default will have occurred and be continuing; and

(c)           prior to the effective date of such Reorganization Event, the Company delivers to the Holder an Officers’ Certificate and an Opinion of Counsel, each stating that:

(i)          such Reorganization Event complies with Section 5.01(a);

(ii)         all conditions precedent to such Reorganization Event provided in this Note have been satisfied; and

(iii)        this Note constitutes the legal, valid and binding obligation of the Reorganization Successor Corporation (subject to customary limitations);

Section 5.02         Successor Substituted. If any Reorganization Event occurs that complies with Sections 5.01(a)(ii) and 5.01(b), and the Company has complied with Section 5.01(c):

(a)           from and after the date of such Reorganization Event, the Reorganization Successor Corporation for such Reorganization Event will succeed to, and be substituted for, and may exercise every right and power of, and shall assume all obligations of, the Company under this Note with the same effect as if such Reorganization Successor Corporation had been named as the Company herein.

(b)           except in the case of a Reorganization Event that is a conveyance, transfer or lease of all or substantially all of the Company’s assets, the Person named as the “Company” in the first paragraph of this Note or any successor (other than such Reorganization Successor Corporation that will thereafter have become such in the manner prescribed in this Article 5) will be discharged from its obligations under this Note and may be dissolved, wound up and liquidated at any time.

Article 6
DEFAULTS AND REMEDIES

Section 6.01         Events of Default.

(a)           General. Each of the following events will be an “Event of Default”:

(i)          the Company fails to pay the principal of this Note (including any Fundamental Change Repurchase Price) when due at maturity or upon repurchase upon a Fundamental Change or declaration of acceleration or otherwise;

(ii)         the Company fails to pay any interest on this Note when due and such failure continues for a period of thirty (30) days after the applicable due date;

(iii)        the Company fails to give any Fundamental Change Notice or notice of a Make-Whole Fundamental Change, in each case, when due;

(iv)        the Company fails to comply with its obligation to convert this Note in accordance with Article 8 upon the Holder’s exercise of its conversion rights with respect to this Note;

(v)         the Company fails to comply with its obligations under Article 5;

(vi)        the Company fails to perform or observe any of its covenants or warranties in this Note (other than a covenant or agreement specifically addressed in clauses (i) through (v) above) and such failure continues for a period of sixty (60) days after days after written notice to the Company by holders of at least 25% of the Series then outstanding;

(vii)       the default by the Company or any Subsidiary with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed by the Company and/or any Subsidiary in excess of one million dollars ($1,000,000) in the aggregate, whether such indebtedness exists as of the Issue Date or is later created, if that default:

(A)         results in such indebtedness becoming or being declared due and payable (prior to its express maturity); or

(B)         constitutes a failure to pay the principal of, or interest on, such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and after the expiration of any applicable grace period, and, such acceleration shall not have been rescinded or annulled or such failure to pay shall not have been cured, as the case may be, within thirty (30) days after written notice to the Company by the holders of at least 25% of the Series then outstanding;

(viii)      a final judgment for the payment of in excess of one million dollars ($1,000,000) (excluding any amounts covered by insurance) is rendered against the Company or any Subsidiary, and such judgment is not discharged or stayed within sixty (60) days after (i) the date on which all rights to appeal such judgment have expired if no appeal has commenced; or (ii) the date on which all rights to appeal have been extinguished;

(ix)         the Company or any Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

(A)         commences a voluntary case;

(B)         consents to the entry of an order for relief against it in an involuntary case;

(C)         consents to the appointment of a Custodian of it or for any substantial part of its property;

(D)         makes a general assignment for the benefit of its creditors;

(E)         takes any comparable action under any foreign laws relating to insolvency; or

(F)         generally is not paying its debts as they become due; or

(x)          a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A)         is for relief against Company or any Significant Subsidiary in an involuntary case or proceeding;

(B)         appoints a Custodian of the Company or any Significant Subsidiary, or for any substantial part of the property of the Company or any Significant Subsidiary;

(C)         orders the winding up or liquidation of the Company or any Significant Subsidiary; or

(D)         grants any similar relief under any foreign laws,

and, in each such case, the order or decree remains unstayed and in effect for sixty (60) days.

(b)           Cause Irrelevant. Each of the events enumerated in Section 6.01(a) will constitute an Event of Default whatever the cause and regardless of whether voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

  Section 6.02         Acceleration.

(a)           Automatic Acceleration in Certain Circumstances. If an Event of Default specified in Sections 6.01(a)(ix) or 6.01(a)(x) occurs with respect to the Company, the principal amount of, and all accrued and unpaid interest, if any, on this Note will immediately become due and payable without any further action or notice by any party.

(b)           Optional Acceleration. If any Event of Default other than an Event of Default specified in Section 6.01(a)(ix) or 6.01(a)(x) occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the Series then outstanding, by delivering a written notice to the Company, may declare the principal amount of, and all accrued and unpaid interest, if any, on all then outstanding notes in the Series immediately due and payable, and upon such declaration, the principal amount of, and all accrued and unpaid interest, if any, on all then outstanding notes in the Series will immediately become due and payable.

(c)           Rescission of Acceleration. Notwithstanding anything to the contrary in this Note, holders of a majority of the aggregate principal amount of the Series then outstanding may, on behalf of the holders of all then outstanding notes in the Series, rescind any acceleration of such notes and its consequences hereunder by delivering written notice to the Company if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and (ii) all existing Events of Default (other than the nonpayment of the principal of, interest, if any, on, or the Fundamental Change Repurchase Price for, the notes in the Series that have become due solely as a result of acceleration) have been cured or waived. No such rescission will affect any subsequent Default or impair any right consequent thereto.

Section 6.03         Other Remedies. If an Event of Default occurs and is continuing, the Holder may pursue any available remedy to collect the payment of principal, accrued and unpaid interest, if any, or payment of the Fundamental Change Repurchase Price for, this Note or to enforce the performance of any provision of this Note regarding any other matter.

A delay or omission by the Holder in exercising any right or remedy accruing upon an Event of Default will not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

Section 6.04         Sole Remedy for Failure to Report.

(a)           General. Notwithstanding anything to the contrary in this Note, the Company may elect that the sole remedy for any Event of Default specified in Section 6.01(a)(vi) relating to the Company’s failure to comply with Section 4.03 (a “Reporting Event of Default”) will, for the period beginning on the date on which such Reporting Event of Default first occurred and ending on the earlier of (A) the date on which such Reporting Event of Default (i) is cured; or (ii) is validly waived in accordance with Section 6.05; and (B) the sixtieth (60th) calendar day immediately following the date on which such Reporting Event of Default first occurred, consist exclusively of the right to receive additional interest (the “Special Interest”) on this Note at a rate equal to 0.50% per annum on the principal amount of this Note. Any Special Interest will be payable in the same manner and on the same dates as the stated interest payable on this Note and will accrue in addition to any Additional Interest that the Company is obligated to pay.

(b)           Limitation on Remedy. If (i) a Reporting Event of Default occurs and the Company elects that the sole remedy with respect to such Reporting Event of Default will be the Special Interest; and (ii) on the sixty first (61st) day immediately following, and including, the date on which such Reporting Event of Default first occurred, such Reporting Event of Default has not been cured or validly waived in accordance with Section 6.05, then this Note will become subject to acceleration under Section 6.02(a) on account of such Reporting Event of Default. For the avoidance of doubt, Special Interest will cease to accrue from such sixty first (61st) day, without limiting the generality of this Section 6.04 as it may apply to any subsequent Reporting Event of Default.

(c)           Company Election Notice. To elect to pay the Special Interest as the sole remedy for a Reporting Event of Default, the Company must deliver written notice of such election to the Holder prior to the date on which such Reporting Event of Default first occurs. Any such notice must include a brief description of the report that the Company failed, or will fail, to file, a statement that the Company is electing to pay the Special Interest and the date on which such Reporting Event of Default will occur. If a Reporting Event of Default occurs and the Company fails to timely deliver such notice for such Reporting Event of Default or fails to pay the Special Interest, this Note will be subject to acceleration under Section 6.02(a) on account of such Reporting Event of Default.

(d)           Other Events of Default. Notwithstanding anything to the contrary herein, if the Company elects to pay Special Interest with respect to any Reporting Event of Default, the Company’s election will not affect the rights of the Holder with respect to any other Event of Default, including with respect to any other Reporting Event of Default; provided, that, for the avoidance of doubt, in no event will the Company be obligated to pay Special Interest at a rate greater than 0.50% per annum on the principal amount of this Note.

Section 6.05         Waiver of Past Defaults. If an Event of Default described in Sections 6.01(a)(i), 6.01(a)(ii), 6.01(a)(iv) or 6.01(a)(vi) (which, in the case of Section 6.01(a)(vi) only, relates to a covenant that cannot be amended without the consent of each affected holder of a note in the Series) or a Default that would lead to such an Event of Default occurs and is continuing, such Event of Default or Default may be waived only with the consent of each affected holder of a note in the Series. Every other Event of Default or Default may be waived by the holders of a majority of the aggregate principal amount of the outstanding Series (including consents obtained in connection with a repurchase of, or tender offer or exchange offer for, notes in the Series). Whenever any Event of Default is so waived, it will cease to exist, and whenever any Default is so waived, it will be deemed cured and any Event of Default arising therefrom will be deemed not to occur. However, no such waiver will extend to any subsequent or other Default or Event of Default or impair any consequent right

Article 7
SATISFACTION AND DISCHARGE

Section 7.01         Discharge of Liability on Note. When (a) this Note becomes due and payable, and the Company delivers to the Holder, as applicable, cash (or, solely to satisfy amounts due and owing as a result of conversions of this Note, Conversion Consideration), sufficient to pay all amounts due and owing on this Note and (b) the Company pays all other sums payable by it under this Note, this Note will cease to be of further effect and the Holder will acknowledge the satisfaction and discharge of this Note.

Article 8
CONVERSIONS

Section 8.01         Right To Convert.

(a)           In General. Subject to, and upon compliance with, the provisions of this Article 8, at any time prior to the Close of Business on the second (2nd) Business Day immediately preceding the Maturity Date, the Holder may, at its option, convert this Note (or any portion thereof) into Conversion Consideration, as provided in this Article 8. This Note may not be converted after the Close of Business on the second (2nd) Business Day immediately preceding the Maturity Date.

(b)           Closed Periods. Notwithstanding anything to the contrary in this Note, if the Holder tenders a Repurchase Notice with respect to this Note in accordance with Article 3, this Note may not be converted except to the extent (i) this Note is not subject to such Repurchase Notice, (ii) such Repurchase Notice is withdrawn in accordance with Article 3 or (iii) the Company fails to pay the Fundamental Change Repurchase Price for this Note in accordance with Section 3.05(b).

Section 8.02         Conversion Procedures.

(a)           General. To exercise its conversion right with respect to this Note, the Holder must (i) complete and manually sign a conversion notice in the form set forth in Exhibit A hereto, or a facsimile of such conversion notice (such notice, or such facsimile, the “Conversion Notice”); (ii) deliver such signed and completed Conversion Notice, which shall be irrevocable, and this Note to the Company; (iii) furnish any endorsements and transfer documents that the Company may require; and (iv) pay any amounts due pursuant to Section 8.02(d) or 8.02(e). The first Business Day on which the Holder satisfies the foregoing requirements with respect to this Note and on which conversion of this Note is not otherwise prohibited hereunder will be the “Conversion Date” for this Note. If the Holder has delivered a Fundamental Change Repurchase Notice with respect to this Note, the Holder may not surrender this Note for conversion until the Holder has withdrawn such Fundamental Change Repurchase Notice in accordance with Section 3.04. The conversion of this Note will be deemed to occur at the Close of Business on the Conversion Date for this Note, and this converted Note or portion thereof will cease to be outstanding upon conversion.

(b)           Holder of Record. If the Holder surrenders the entire principal amount of this Note for conversion, the Holder will no longer be the Holder of this Note as of the Close of Business on the Conversion Date for this Note. The person in whose name any shares of Common Stock are issuable upon conversion of this Note will become the holder of record of such shares as of the Close of Business on the Conversion Date for such conversion.

(c)           Conversions in Part. If the Holder surrenders only a portion of the principal amount of this Note for conversion, promptly after the Conversion Date for such portion, the Company will deliver to the Holder a new Note, having a principal amount equal to the aggregate principal amount of the unconverted portion of the Note surrendered for conversion.

(d)           Reimbursement of Interest upon Conversion. If the Holder converts this Note after the Close of Business on a Regular Record Date, but prior to the Open of Business on the Interest Payment Date corresponding to such Regular Record Date, then (x) the Holder at the Close of Business on such Regular Record Date shall be entitled, notwithstanding such conversion, to receive, on the date the Company delivers (or is required to deliver) the Conversion Consideration due in respect of such conversion, the unpaid interest that would have accrued on such Note to, but excluding, such Interest Payment Date (assuming, solely for these purposes, that such Note remained outstanding through such Interest Payment Date); and (y) the Holder must, upon surrender of this Note for conversion, accompany this Note with an amount of cash equal to the amount of such interest referred to in clause (x) above; provided, however, that the Holder need not make such payment (A) for conversions following the Regular Record Date immediately preceding the Maturity Date; (B) if the Company has specified a Fundamental Change Repurchase Date that is after such Regular Record Date and on or prior to the Business Day immediately following such Interest Payment Date; or (C) to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to this Note. For the avoidance of doubt, the Holder at the Close of Business on the Regular Record Date immediately preceding the Maturity Date will be entitled to receive interest that accrues (or would have accrued) on this Note to, but excluding, the Maturity Date notwithstanding any conversion of this Note.

(e)           Taxes and Duties. If the Holder converts this Note, the Company will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of the Common Stock upon the conversion; provided, however, that if any tax is due because the Holder requested that shares of Common Stock be issued in a name other than its own, the Holder will pay such tax and the Company, until having received a sum sufficient to pay such tax, may refuse to deliver any certificates representing the shares of Common Stock being issued in a name other than that of the Holder.

(f)            Restrictions on Conversion. Notwithstanding anything to the contrary in this Note, this Note will not be convertible by the Holder, and the Company will not effect any conversion of this Note, in each case to the extent (and only to the extent) that such convertibility or conversion would result in the Holder or any of its Affiliates beneficially owning in excess of 9.99% of the then-outstanding shares of Common Stock. For these purposes, beneficial ownership and all determinations and calculations (including with respect to calculations of percentage ownership) will be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For the avoidance of doubt, if the convertibility of this Note is restricted pursuant to this Section 8.02(f), this Note will continue to be outstanding, and its convertibility will be reinstated if and when the convertibility and conversion will not violate the limitations set forth in this Section 8.02(f).

Section 8.03         Settlement Upon Conversion.

(a)           Conversion Obligation.

(i)          Conversion Consideration. Subject to the terms hereof, upon conversion of this Note, the consideration (the “Conversion Consideration”) due in respect of each $1,000 principal amount of this Note to be converted will consist of (I) a whole number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date for such conversion (which, if not a whole number, will be rounded down to the nearest whole number); (II) in the case of a principal amount or portion of a principal amount that is not a multiple of $1,000, an equivalent pro rata number of shares and (III) if such Conversion Rate is not a whole number, cash in lieu of the related fractional share in an amount equal to the product of (x) the Last Reported Sale Price per share of Common Stock on such Conversion Date (or, if such Conversion Date is not a Trading Day, the immediately preceding Trading Day) and (y) the fractional portion of such Conversion Rate.

(ii)         Delivery of Conversion Consideration. Except as set forth in Section 8.05, the Company will pay or deliver, as the case may be, the Conversion Consideration due upon the conversion of this Note to the Holder on the third (3rd) Business Day immediately following the Conversion Date for such conversion.

(b)           Settlement of Accrued Interest and Deemed Payment of Principal. If the Holder converts this Note, the Company will not adjust the Conversion Rate to account for any accrued and unpaid interest on this Note, and, except as provided in Section 8.02(d), the Company’s delivery of the Conversion Consideration due upon such conversion will be deemed to satisfy and discharge in full the Company’s obligation to pay the principal of this Note and accrued and unpaid interest, if any, on, this Note to, but excluding the Conversion Date. As a result, except as provided in Section 8.02(d), any accrued and unpaid interest with respect to this Note, in the event that it is converted, will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Section 8.04         Common Stock Issued Upon Conversion.

(a)           The Company will reserve out of its authorized but unissued shares of Common Stock, and keep available to satisfy conversion of this Note, a number of shares of Common Stock sufficient to permit the conversion this Note, after giving effect to the largest number of Additional Shares that may from time to time be added to the Conversion Rate as provided in Section 8.07.

(b)           Any shares of Common Stock delivered upon the conversion of this Note will be newly issued shares or treasury shares, duly and validly issued, fully paid, nonassessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of the Holder or other Person to whom such shares of Common Stock will be delivered). In addition, the Company will endeavor to comply promptly with all federal and state securities laws regulating the offer and delivery of any shares of Common Stock issuable upon conversion of this Note. The Company will also use its best efforts to cause any shares of Common Stock issuable upon conversion of this Note to be listed on whatever stock exchange(s) the Common Stock is listed on the date the Holder becomes a record holder of such Common Stock.

                Section 8.05         Adjustment of Conversion Rate. The Company will adjust the Conversion Rate from time to time as described in this Section 8.05, except that the Company will not make an adjustment to the Conversion Rate if the Holder participates (other than in a share split or share combination), at the same time and upon the same terms as holders of the Common Stock, and solely as a result of holding this Note, in the relevant transaction described in this Section 8.05 without having to convert its Note and as if it held a number of shares of the Common Stock equal to the product of (i) the Conversion Rate in effect on the applicable record date, Effective Date or expiration date; and (ii) the aggregate principal amount of this Note (expressed in thousands) on such date.

(a)           Stock Dividends and Share Splits. If the Company exclusively issues to all or substantially all holders of the Common Stock shares of Common Stock as a dividend or distribution on shares of the outstanding Common Stock, or if the Company effects a share split of the Common Stock or a share combination of the Common Stock (excluding an issuance solely pursuant to a Common Stock Change Event, as to which the provisions set forth in Section 8.08(a) will apply), the Conversion Rate will be adjusted based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the Open of Business on the Effective Date of such share split or share combination, as applicable;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date or Effective Date, as applicable;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Open of Business on such Ex-Dividend Date or Effective Date, as applicable; and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination, as applicable.

Such adjustment shall become effective immediately after the Open of Business on such Ex-Dividend Date or Effective Date, as applicable. If any dividend, distribution, share split or share combination of the type described in this Section 8.05(a) is declared, but not so paid or made, the Conversion Rate will be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such share split or share combination, to the Conversion Rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.

(b)          Rights, Options and Warrants. If the Company issues, to all or substantially all holders of its outstanding Common Stock, rights, options or warrants entitling such holders, for a period of not more than sixty (60) calendar days after the record date of such issuance, to subscribe for, or purchase, shares of Common Stock, at a price per share less than the average of the Last Reported Sale Prices per share of the Common Stock for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, then, subject to the provisions described below with respect to rights issued pursuant to a stockholder rights plan, the Conversion Rate will be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such issuance;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

OS	=	the number of shares of Common Stock outstanding immediately prior to the Open of Business on such Ex-Dividend Date;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the quotient of (i) the aggregate price payable to exercise such rights, options or warrants, over (ii) the average of the Last Reported Sale Prices per share of the Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Such adjustment shall become effective immediately after the Open of Business on such Ex-Dividend Date. To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants, including because the issued rights, options or warrants were not exercised, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect if the Ex-Dividend Date for such issuance had not occurred.

For purposes of this Section 8.05(b), in determining whether any rights, options or warrants entitle holders of the Common Stock to subscribe for, or purchase, shares of Common Stock at a price per share less than the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for an issuance, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(c)          Spin-Offs and Other Distributed Property.

(i)          If the Company distributes shares of its Capital Stock, evidences of its indebtedness or other assets or property of the Company, or rights, options or warrants to acquire Capital Stock of the Company or other securities, to all or substantially all holders of the Common Stock, excluding:

(A)         dividends, distributions, rights, options or warrants for which an adjustment was effected pursuant to Section 8.05(a) or Section 8.05(b), as applicable;

(B)         dividends or distributions paid exclusively in cash for which an adjustment was effected pursuant to Section 8.05(d);

(C)         Spin-Offs for which the provisions described in Section 8.05(c)(ii) will apply; and

(D)         an issuance solely pursuant to a Common Stock Change Event, as to which the provisions set forth in Section 8.08(a) will apply,

then the Conversion Rate will be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

SP0	=	the average of the Last Reported Sale Prices per share of the Common Stock over the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined by the Board of Directors) of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of Common Stock on the Ex-Dividend Date for such distribution.

Such adjustment shall become effective immediately after the Open of Business on such Ex-Dividend Date. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, the Holder will receive, for each $1,000 principal amount of this Note outstanding on the record date for the distribution, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of shares of Capital Stock, evidences of indebtedness, assets or property, rights, options or warrants or other securities that the Holder would have received if the Holder had owned a number of shares of Common Stock equal to the Conversion Rate in effect on the record date for such distribution (or in the case of a principal amount or portion of a principal amount that is not a multiple of $1,000, an equivalent pro rata amount).

If any distribution of the type described in this Section 8.05(c)(i) is not so paid or made, or if any rights, options or warrants are not exercised before their expiration date, the Conversion Rate will be readjusted to be the Conversion Rate that would then be in effect if such distribution had not been declared.

(ii)         With respect to an adjustment pursuant to this Section 8.05(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to an Affiliate, a Subsidiary or other business unit of the Company, and such Capital Stock or similar equity interest is listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a national securities exchange or a reasonably comparable non-U.S. equivalent (a “Spin-Off”), but excluding an issuance solely pursuant to a Common Stock Change Event as to which the provisions described in Section 8.08(a) apply, the Conversion Rate will be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such Spin-Off;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on such Ex-Dividend Date;

FMV0	=	the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of Common Stock (determined for purposes of the definition of Last Reported Sale Price as if such Capital Stock or similar equity interest were the Common Stock) over the first ten (10) consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0	=	the average of the Last Reported Sale Prices per share of the Common Stock over the Valuation Period.

Such adjustment shall become effective immediately after the Open of Business on such Ex-Dividend Date. The adjustment to the Conversion Rate under this Section 8.05(c)(ii) will be calculated as of the Close of Business on the last Trading Day of the Valuation Period but will be given effect as of immediately after the Open of Business on the Ex-Dividend Date of the Spin-Off. Notwithstanding anything to the contrary herein or in this Note, if necessary, the Company shall delay the settlement of any conversion of this Note where the Conversion Date occurs during the Valuation Period until the third (3rd) Business Day after the last day of the Valuation Period. If any distribution of the type described in this Section 8.05(c)(ii) is declared but not so made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to make such distribution, to the Conversion Rate that would then be in effect if such distribution had not been declared.

(d)          Cash Dividends or Distributions. If any cash dividend or distribution (other than a distribution as to which an adjustment to the Conversion Rate was effected pursuant to Section 8.05(e)) is made to all or substantially all holders of the Common Stock, the Conversion Rate will be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately prior to the Open of Business on the Ex-Dividend Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the Open of Business on the Ex-Dividend Date for such dividend or distribution;

SP0	=	the Last Reported Sale Price per share of the Common Stock on the Trading Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and

C	=	the amount in cash per share the Company distributes to holders of Common Stock.

Such adjustment shall become effective immediately after the Open of Business on such Ex-Dividend Date. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, the Holder will receive, for each $1,000 principal amount of this Note outstanding on the record date for such cash dividend or distribution, at the same time and upon the same terms as holders of the Common Stock, the amount of cash that the Holder would have received if the Holder had owned a number of shares of Common Stock equal to the Conversion Rate in effect on such record date (or in the case of a principal amount or portion of a principal amount that is not a multiple of $1,000, an equivalent pro rata number of shares). If any dividend or distribution of the type described in this Section 10.05(d) is declared but not so paid or made, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(e)          Tender Offers or Exchange Offers. If the Company or any Subsidiary makes a payment in respect of a tender offer or exchange offer for the Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the Last Reported Sale Price per share of the Common Stock on the Trading Day next succeeding the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (as it may be amended), the Conversion Rate will be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately prior to the Expiration Time (as defined below);

CR1	=	the Conversion Rate in effect immediately after the Expiration Time;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Board of Directors) paid or payable for shares purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the time (the “Expiration Time”) on the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of Common Stock outstanding immediately after the Expiration Time (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the Last Reported Sale Prices per share of the Common Stock over the ten (10) consecutive Trading Day period (the “Averaging Period”) commencing on the Trading Day next succeeding the Expiration Date.

The adjustment to the Conversion Rate pursuant to this Section 8.05(e) will be calculated as of the Close of Business on the last Trading Day of the Averaging Period but will be given effect as of immediately after the Expiration Time. Notwithstanding anything to the contrary herein, if necessary, the Company shall delay the settlement of any conversion of this Note where the Conversion Date occurs during the Averaging Period until the third (3rd) Business Day after the last day of the Averaging Period.

(f)           Successive Adjustments. After an adjustment to the Conversion Rate under this Article 8, any subsequent event requiring an adjustment under this Article 8 will cause an adjustment to the Conversion Rate as so adjusted, without duplication.

(g)           Limitations Imposed by Stock Market Listing Standards. The Company will not enter into any transaction, or take any other voluntary action, that would result in an adjustment to the Conversion Rate that would violate the listing standards of any securities exchange on which any securities of the Company may be then listed, without complying, if applicable, with the requirements of such listing standards.

(h)           Special Settlement Provisions. Notwithstanding anything to the contrary herein, if:

(i)          this Note is to be converted and, as of the Conversion Date for such conversion, any transaction or other event that requires an adjustment to the Conversion Rate pursuant to Sections 8.05(a) through (e) has occurred but has not yet resulted in an adjustment to the Conversion Rate;

(ii)         the consideration due upon such conversion consists of any shares of Common Stock; and

(iii)        such shares of Common Stock are not entitled to participate in such transaction or event because they were not held on the related record date or otherwise, then, solely for purpose of such conversion, the Company shall, without duplication, give effect to such adjustment on such Conversion Date.

In addition, notwithstanding anything to the contrary herein, if:

(i)          a Conversion Rate adjustment for any transaction or other event becomes effective on any Ex-Dividend Date pursuant to Sections 8.05(a) through (e);

(ii)         this Note is to be converted;

(iii)        the Conversion Date for such conversion occurs on or after such Ex-Dividend Date and on or before the related record date;

(iv)        the consideration due upon such conversion includes any whole shares of Common Stock; and

(v)         the Holder would be treated, on such record date, as the record holder of such shares of Common Stock based on a Conversion Rate that is adjusted for such event,

then such Conversion Rate adjustment shall not be given effect for such conversion. Instead, the Holder will be treated as if the Holder were, as of such record date, the record holder of such shares of Common Stock on an unadjusted basis and will participate in such transaction or event.

(i)            Shareholder Rights Plans. If the Company has a rights plan in effect when the Holder converts this Note, the Company will deliver to the Holder, to the extent the Holder receives any shares of Common Stock upon such conversion of this Note, any rights that, under the rights plan, would be applicable to a share of Common Stock, unless prior to the Conversion Date for this Note, the rights have separated from the Common Stock, in which case, and only in such case, the Conversion Rate will be adjusted pursuant to Section 8.05(c)(i) as if, at the time of such separation, the Company had distributed to all holders of the Common Stock shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(j)            Other Adjustments. Whenever any provision of this Note requires the calculation of the Last Reported Sale Price or a function thereof over a period of multiple days (including the Stock Price for purposes of a Make-Whole Fundamental Change), the Company will make appropriate adjustments to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, Effective Date or expiration date of the event occurs, at any time during such period.

(k)           Restrictions on Adjustments. Except as a result of a reverse share split or a share combination subject to Section 8.05(a), and except for readjustments pursuant to the last paragraph of Section 8.05(a), readjustments pursuant to the penultimate paragraph of Section 8.05(b), readjustments pursuant to the last paragraph of Section 8.05(c)(i), readjustments pursuant to the penultimate paragraph of Section 8.05(c)(ii) and readjustments pursuant to Section 8.05(d), in no event will the Conversion Rate be adjusted downward pursuant to Section 8.05(a), (b), (c), (d) or (e). In addition, notwithstanding anything to the contrary elsewhere in this Note, the Conversion Rate will not be adjusted:

(i)          upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii)         upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its Subsidiaries;

(iii)        upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding clause and outstanding as of the date of the Issue Date;

(iv)        upon the repurchase of any shares of Common Stock pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer subject to Section 10.05(e);

(v)         for a change in the par value of the Common Stock; or

(vi)        for accrued and unpaid interest.

(l)            Miscellaneous.

(i)          Certain Definitions.

(II)        For purposes of this Section 8.05, the number of shares outstanding at any time will include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock; but, so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, will not include shares of Common Stock held in the treasury of the Company.

(III)       For purposes of this Section 8.05, the term “Effective Date” will mean the first date on which the Common Stock trades on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

(IV)        For purposes of this Article 8, the term “Ex-Dividend Date” will mean the first date on which the shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

(ii)         Notices. Whenever the Company adjusts (or is required to adjust) the Conversion Rate pursuant to this Section 8.05, the Company will promptly deliver to the Holder a written notice, which notice will include (i) a brief description of the event requiring adjustment to the Conversion Rate pursuant to this Section 8.05; (ii) the effective time of such adjustment; (iii) the Conversion Rate in effect immediately after such adjustment is made; and (iv) a schedule explaining, in reasonable detail, how the Company calculated such adjustment.

(iii)        All calculations and other determinations in respect of the Conversion Rate will be made by the Company to the nearest 1/10,000th of a share, with 5/100,000ths rounded upward.

Section 8.06         Voluntary Adjustments.

(a)           Best Interest Increases. The Company may, from time to time, to the extent permitted by law and the applicable rules of any exchange on which the Common Stock is listed, increase the Conversion Rate by any amount if (i) the Board of Directors determines that such increase is in the best interest of the Company; (ii) such increase is in effect for a period of at least twenty (20) Business Days; and (iii) during such period, such increase is irrevocable.

(b)           Tax-Related Increases. To the extent permitted by law and the applicable rules of any exchange on which the Common Stock is listed, the Company may (but is not required to) increase the Conversion Rate if the Board of Directors determines that such increase is advisable to avoid, or diminish, any income tax imposed on holders of the Common Stock or rights to purchase the Common Stock as a result of any dividend or distribution of shares (or rights to acquire shares) or similar event treated as such for U.S. federal income tax purposes.

(c)           Notices. Whenever the Board of Directors determines that the Company will increase the Conversion Rate pursuant to this Section 8.06, the Company will deliver to the Holder notice of such increase at least fifteen (15) Business Days before such increase will take effect, which notice will state the increase to be made and the period during which such increase will be in effect.

Section 8.07         Adjustments Upon Certain Fundamental Changes.

(a)           General. If a Fundamental Change (determined after giving effect to the penultimate paragraph of the definition thereof, but without regard to the exclusion in clause (b)(ii) of the definition thereof) occurs (a “Make-Whole Fundamental Change”), and the Holder converts this Note “in connection with” such Make-Whole Fundamental Change, the Company will, in the circumstances described in this Section 8.07, increase the Conversion Rate for this Note by the number of additional shares of Common Stock (the “Additional Shares”) set forth in this Section 8.07. For purposes of this Section 8.07, a conversion of this Note will be deemed to be “in connection with” a Make-Whole Fundamental Change if the applicable Conversion Date occurs during the period from, and including, the effective date of the Make-Whole Fundamental Change up to, and including, the Business Day immediately prior to the related Fundamental Change Repurchase Date (or, in the case of a Make-Whole Fundamental Change that would have been a Fundamental Change but for the exclusion in clause (b)(ii) of the definition thereof, the thirty fifth (35th) Trading Day immediately following the effective date of such Make-Whole Fundamental Change). As promptly as practicable, but in no event later than the Business Day after the effective date of a Make-Whole Fundamental Change, the Company will notify the Holder of such effective date.

(b)           Determination of Additional Shares. The number of Additional Shares, if any, by which the Conversion Rate will be increased if the Holder converts this Note in connection with a Make-Whole Fundamental Change will be determined by reference to the table below, and will be based on the Make-Whole Fundamental Change Effective Date and the Stock Price for such Make-Whole Fundamental Change. For any Make-Whole Fundamental Change, the “Make-Whole Fundamental Change Effective Date” will mean the date on which such Make-Whole Fundamental Change occurs or becomes effective.

(c)           Adjustment of Stock Prices and Additional Shares. The Stock Prices set forth in the first row (i.e., the column headers) of the table below will be adjusted on each date on which the Conversion Rate must be adjusted pursuant to Section 8.05. The adjusted Stock Prices will equal the Stock Prices in effect immediately prior to such adjustment, multiplied by a fraction, (i) the numerator of which is the Conversion Rate in effect immediately prior to the adjustment giving rise to the share price adjustment; and (ii) the denominator of which is the Conversion Rate in effect immediately after the adjustment. The numbers of Additional Shares set forth in the table below will be adjusted in the same manner, at the same time and for the same events for which the Conversion Rate is adjusted pursuant to Section 8.05.

(d)          Additional Shares Table. The following table sets forth hypothetical Make-Whole Fundamental Change Effective Dates, Stock Prices and the number of Additional Shares by which the Conversion Rate will be increased per $1,000 principal amount of this Note for the Holder that converts this Note in connection with a Make-Whole Fundamental Change having such Make-Whole Fundamental Change Effective Date and Stock Price. In the case of a principal amount or portion of a principal amount that is not a multiple of $1,000, the Conversion Rate will be increased by an equivalent pro rata number of shares.

	Stock Price
Effective Date	$0.60	$0.76	$2.90	$3.50	$3.88	$5.00	$6.00	$8.00	$12.00	$16.00
January 17, 2017	355.4918	236.8878	162.5063	130.9858	70.8763	39.1640	21.6412	0.0000	0.0000	0.0000
January 17, 2018	355.4918	201.4220	132.1653	105.7891	57.5709	31.9951	16.7018	0.0000	0.0000	0.0000
January 17, 2019	355.4918	159.9914	95.7987	75.8657	41.7694	25.8873	11.4030	0.0000	0.0000	0.0000
January 17, 2020	355.4918	109.1105	51.7587	40.7040	23.0112	13.2302	5.9770	0.0000	0.0000	0.0000
January 17, 2021	355.4918	2.0122	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

(e)          Use of Additional Shares Table. If the Stock Price and/or Make-Whole Fundamental Change Effective Date for a Make-Whole Fundamental Change are not set forth in the table above, then:

(A)         if the Stock Price is between two Stock Prices in the table or the Make-Whole Fundamental Change Effective Date is between two Make-Whole Fundamental Change Effective Dates in the table, the number of Additional Shares by which the Conversion Rate will be increased for the Holder that converts this Note in connection with such Make-Whole Fundamental Change will be determined by a straight-line interpolation between the numbers of Additional Shares set forth for the higher and lower Stock Prices listed in the table and the earlier and later Make-Whole Fundamental Change Effective Dates listed in the table, as applicable, based on a 365- or 366-day year, as applicable;

(B)         if the Stock Price is greater than $8.00, subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table, no Additional Shares will be added to the Conversion Rate; and

(C)         if the Stock Price is less than $0.60 per share, subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table, no Additional Shares will be added to the Conversion Rate.

Notwithstanding the foregoing, in no event will the Conversion Rate be increased as a result of this Section 8.07 to exceed 1,673.1918 shares of Common Stock per $1,000 principal amount of this Note, subject to adjustment in the same manner, at the same time and for the same events for which the Conversion Rate must be adjusted as set forth in Section 8.05.

(f)            Settlement or Conversion. If the Holder converts this Note in connection with a Make-Whole Fundamental Change, the Company will settle such conversion by delivering Conversion Consideration in accordance with Section 8.03; provided, however, that notwithstanding anything to the contrary in Section 8.03, if the Holder converts this Note in connection with a Make-Whole Fundamental Change described in clause (b)(ii) of the definition of Fundamental Change in which the holders of the Common Stock receive only cash in consideration for their shares of Common Stock, the Company will settle such conversion by delivering to the Holder, on the third (3rd) Business Day immediately following the Conversion Date for this Note, an amount of cash, for each $1,000 principal amount of this Note so converted, equal to the product of (i) the Conversion Rate on the Conversion Date applicable to this Note (including any Additional Shares added to such Conversion Rate pursuant to this Section 8.07) and (ii) the Stock Price for such Make-Whole Fundamental Change, or in the case of a principal amount or portion of a principal amount that is not a multiple of $1,000, an equivalent pro rata amount.

Section 8.08         Effect of Recapitalization, Reclassification, Consolidation, Merger or Sale.

(a)           General. If any of the following events occur:

(1)	any recapitalization, reclassification or change of Common Stock (other than (x) a change only in par value, from par value to no par value or no par value to par value; or (y) changes resulting from a stock split or combination not involving the issuance of any other class or series of securities);

(2)	any consolidation, merger, combination or similar transaction involving the Company;

(3)	any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of the Company and its Subsidiaries substantially as an entirety; or

(4)	any statutory share exchange,

and, in each case, as a result of which the Common Stock would be converted into, or exchanged for, or represent solely the right to receive, stock (including one or more series of the Common Stock), other securities, other property or assets (including cash or any combination thereof) (any such event, a “Common Stock Change Event” and such stock, other securities, other property or assets, the “Reference Property”, and the amount and kind of Reference Property that a holder of one share of Common Stock would be entitled to receive on account of such Common Stock Change Event, a “Reference Property Unit”), then, notwithstanding anything to the contrary, at the effective time of such transaction, the consideration due upon a conversion of this Note will be determined in the same manner as if each reference to any number of shares of Common Stock in this Article 8 were instead a reference to the same number of Reference Property Units. For these purposes, the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof).

If the Reference Property consists of more than a single type of consideration (determined based in part upon any form of stockholder election), then the composition of the Reference Property Unit shall be deemed to be (a) the weighted average, per share of Common Stock, of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election; or (b) if no holders of the Common Stock affirmatively make such an election, the types and amounts of consideration actually received, per share of Common Stock, by the holders of the Common Stock. The Company shall notify the Holder of such weighted average (if applicable) as soon as practicable after such determination is made.

None of the foregoing provisions will affect the right of the Holder to convert this Note as set forth in Section 8.01 and Section 8.02 prior to the effective date of such Common Stock Change Event.

(b)           Notices.

(i)          As soon as practicable upon learning of the anticipated or actual effective date of any Common Stock Change Event, the Company will deliver written notice of such Common Stock Change Event to the Holder. Such Notice will include:

(A)         a brief description of such Common Stock Change Event;

(B)         the Conversion Rate in effect on the date the Company delivers such notice;

(C)         the anticipated effective date for the Common Stock Change Event;

(D)         that, on and after the effective date for the Common Stock Change Event, this Note will be convertible into Reference Property Units and cash in lieu of fractional Reference Property Units; and

(E)         the composition of the Reference Property Unit for such Common Stock Change Event.

(c)           Successive Common Stock Change Events. If more than one Common Stock Change Event occurs, this Section 8.08 will apply successively to each Common Stock Change Event.

(d)          Compliance Covenant. The Company will not become a party to any Common Stock Change Event unless its terms are consistent with this Section 8.08.

Article 9
NO RIGHT OF REDEMPTION AT THE OPTION OF THE COMPANY

This Note will not be redeemable prior to the Maturity Date at the Company’s election, and no sinking fund will be provided for this Note.

Article 10
MISCELLANEOUS

Section 10.01         Notices. Any request, demand, authorization, notice, waiver, consent or communication will be in writing and delivered in Person or mailed by first-class mail, postage prepaid, addressed as follows or transmitted by electronic transmission or other similar means of unsecured electronic methods to the following:

if to the Company:

Xtant Medical Holdings, Inc.

600 Cruiser Lane

Belgrade, MT 59714

Facsimile: (406) 388-9724

Attn: President

If to the Holder:

OrbiMed Royalty Opportunities II, LP
c/o OrbiMed Advisors LLC
601 Lexington Avenue, 54th Floor
New York, NY 10022
Attention: Tadd Wessel and Christopher LiPuma

The Company or the Holder, by notice given to the other in the manner provided above, may designate additional or different addresses for subsequent notices or communications. Any notice, direction, request or demand hereunder to or upon the Holder shall be deemed to have been sufficiently given or made, for all purposes, if it is in writing and actually received by the Holder, addressed as provided above or sent electronically in PDF format.

Section 10.02         Separability Clause. In case any provision in this Note will be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 10.03         Governing Law and Waiver of Jury Trial. THIS NOTE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.04         No Recourse Against Others. A director, officer, employee or stockholder, as such, of the Company will not have any liability for any obligations of the Company under this Note for for any claim based on, in respect of or by reason of such obligations or their creation. By accepting this Note, the Holder will waive and release all such liability. The waiver and release will be part of the consideration for the issuance of this Note.

Section 10.05         Calculations. Except as otherwise provided in this Note, the Company will be responsible for making all calculations called for under this Note. These calculations include, but are not limited to, determinations of the Last Reported Sale Price of the Common Stock or any other security, accrued interest (including, for the avoidance of doubt, any Additional Interest, Default Interest or Special Interest) payable on this Note and the Conversion Rate in effect on any Conversion Date.

The Company will make all calculations in good faith and, absent manifest error, its calculations will be final and binding on the Holder. The Company will provide a schedule of its calculations to the Holder, and the Holder is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification.

All calculations will be made to the nearest cent or to the nearest 1/10,000th of a share, as the case may be, with 5/100,000ths rounded upward.

Section 10.06         Successors. All agreements of the Company in this Note will bind its successors.

Section 10.07         Table of Contents; Headings. The table of contents and headings of the articles and sections of this Note have been inserted for convenience of reference only, are not intended to be considered a part hereof, and will not modify or restrict any of the terms or provisions hereof.

Section 10.08         Submission to Jurisdiction. The Company: (a) agrees that any suit, action or proceeding against it arising out of or relating to this Note as the case may be, may be instituted in any U.S. federal court with applicable subject matter jurisdiction sitting in The City of New York; (b) waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, and any claim that any suit, action or proceeding in such a court has been brought in an inconvenient forum; and (c) submits to the nonexclusive jurisdiction of such courts in any suit, action or proceeding.

Section 10.09         Legal Holidays. If the Maturity Date or any Interest Payment Date or Fundamental Change Repurchase Date is not a Business Day (which, solely for the purposes of any payment required to be made on this Note on any such date will be deemed not to include any day on which the office where the place of payment is authorized or required by law to close), then any action to be taken on such date need not be taken on such date, but may be taken on the immediately following Business Day, and no interest on such payment will accrue as a result of such delay.

Section 10.10         No Security Interest Created. Nothing in this Note, expressed or implied, will be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

Section 10.11         Benefits of Note. Nothing in this Note, expressed or implied, will give to any Person, other than the parties hereto, and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Note.

Section 10.12         Withholding Taxes. The Holder agrees, and each beneficial owner of an interest in this Note, by its acquisition of such interest, is deemed to agree, that if the Company or other applicable withholding agent pays withholding taxes or backup withholding on behalf of the Holder or beneficial owner, as applicable, as a result of an adjustment to the Conversion Rate, then the Company or other applicable withholding agent, as applicable, may, at its option, set off such payments against payments of cash and shares of Common Stock on this Note.

Section 10.13         Amendment and Waiver. With the written consent of the holders of at least a majority of the Series then outstanding (including consents obtained in connection with a repurchase of, or tender offer or exchange offer for, notes of the Series), the Company, may amend the notes of the Series or waive compliance with any provision of the notes of the Series; provided, however, that, without the consent of each affected holder, no amendment to the notes of the Series, or waiver of any provision of the notes of the Series, may:

(a)          reduce the principal amount of, or change the Maturity Date of, any note of the Series;

(b)          reduce the rate of, or extend the stated time for payment of, interest on any note of the Series;

(c)          reduce the Fundamental Change Repurchase Price of any note of the Series or change the time at which, or the circumstances under which, the notes of the Series may, or will be, repurchased;

(d)          impair the right of any holder to institute suit for any payment on any note of the Series, including with respect to any consideration due upon conversion of a note of the Series;

(e)          make any note of the Series payable in a currency other than that stated in such note;

(f)          make any change that impairs or adversely affects the conversion rights of any holder under Section 8 or otherwise reduces the number of shares of Common Stock, the amount of cash or any other property receivable by a holder upon conversion;

(g)          change the ranking of the notes of the Series;

(h)          make any change to any amendment, modification or waiver of a provision of a note of the Series that requires the consent of each affected holder of notes of the Series; or

(i)          reduce the percentage of the aggregate principal amount of then outstanding notes of the Series whose holders must consent to an amendment or modification of any note of the Series or a waiver of a past Default.

It will not be necessary for the consent of the holders under this Section 10.13 to approve the particular form of any proposed amendment or modification, but it will be sufficient if such consent approves the substance of such proposed amendment or modification.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Note as of the day and year first written above.

Xtant Medical Holdings, Inc.

By:	/s/ Daniel Goldberger
	Name:	Daniel Goldberger
	Title:	Chief Executive Officer

[Signature Page to Convertible Promissory Note]

EXHIBIT A

CONVERSION NOTICE

XTANT MEDICAL HOLDINGS, INC.

6.00% CONVERTIBLE SENIOR NOTE DUE 2021

To convert this Note, check the box ☐

To convert the entire principal amount of this Note, check the box ☐

To convert only a portion of the principal amount of this Note, check the box ☐ and here specify the principal amount to be converted:

$

OrbiMed Royalty Opportunities II, LP

By:
Authorized Signatory

EXHIBIT B

FUNDAMENTAL CHANGE REPURCHASE NOTICE

Xtant Medical Holdings, Inc.

600 Cruiser Lane

Belgrade, MT 59714

Attention: General Counsel

The undersigned registered owner of this Note hereby acknowledges receipt of a notice from Xtant Medical Holdings, Inc. (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Repurchase Date and requests and instructs the Company to pay to the Holder hereof in accordance with the applicable provisions of this Note (1) the entire principal amount of this Note, or the portion thereof below designated; and (2) if such Fundamental Change Repurchase Date does not occur during the period after a Regular Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest, if any, thereon to, but excluding, such Fundamental Change Repurchase Date.

Principal amount to be repaid (if less than all): $_____,000

OrbiMed Royalty Opportunities II, LP

By:
Authorized Signatory